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  FORM 3
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Responses)
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
1. Name and Address of    2. Date of Event        4.  Issuer Name and Ticker or Trading Symbol
   Reporting Person*         Requiring
                             Statement
                             (Month/Day/Year)

Kite, Jr.  James B.             11/08/02               Quest Resource Corporation (QRCP)
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(Last)(First)(Middle)     3. I.R.S. Identifica-   5.  Relationship of Reporting   6.  If Amendment, Date    7.  Individual or Joint/
                             tion Number of           Person(s) to Issuer (Check      of Original               Group Filing (Check
                             Reporting Person, if     all applicable)                 (Month/Day/Year)          Applicable Line)
                             an entity                                                                         __ Form filed by One
                             (voluntary)                                                                          Reporting Person
                                                      x  Director    x 10% Owner
                                                     ---            ---                                        x  Form filed by More
6608 N. Western Avenue, PMB 613                       __ Officer     __ Other                                 --- than One Reporting
-------------------------------                         (give title    (specify                                   Person
        (Street)                                         below)         below)



                                                    ----------------------------


Oklahoma City, OK 73116
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(City)  (State)  (Zip)                            Table I - Non-Derivative Securities Beneficially Owned

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1.  Title of Security     2.  Amount of Securities           3.  Ownership Form:        4.  Nature of Indirect
    (Inst. 4)                 Beneficially Owned                 Direct (D) or              Beneficial Ownership
                              (Inst. 4)                          Indirect (I)               (Instr. 5)
                                                                 (Instr. 5)
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Common Stock                    1,677,190                             I                     By Boothbay Royalty Company (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



FORM 3 (cont'd.)

         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1.  Title of           2.  Date Exer-    3.  Title and       4. Conver-      5. Ownership   6.  Nature of
    Derivative             cisable and       Amount of          sion or         Form of         Indirect
    Security               Expiration        Securities         Exercise        Derivative      Beneficial
    (Inst. 4)              Date (Month/      Underlying         Price of        Securities:     Ownership
                           Day/Year)         Derivative         Derivative      Direct (D) of   (Instr.5)
                                             Security           Security        Indirect (I)
                                             (Inst. 4)                          (Instr. 5)

                       --------------------------------------
                       Date      Expira-            Amount
                       Exer-     tion      Title    or
                       cisable   Date               Number
                                                    of Shares
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
(1)  Boothbay Royalty Company is wholly owned by Mr. James B. Kite, Jr.

                                                     /s/ James B. Kite, Jr.                  11/11/02
                                                     -----------------------------------  --------------
                                                             James B. Kite, Jr.                Date

                                                     Boothbay Royalty Company

                                                     By: /s/ James B. Kite, Jr.              11/11/02
                                                         -------------------------------  --------------
                                                         James B. Kite, Jr.                    Date
                                                     ** Signature of Reporting Person

  *  If the Form is filed by more than one reporting person, see Instruction 5(b)(v).

 ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.


Form 3

Reporting Person
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James B. Kite, Jr.


Date of Event Requiring Statement
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November 8, 2002


Issuer Name
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Quest Resource Corporation


List of Other Joint Filers
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Boothbay Royalty Company
6608 N. Western Avenue, PMB 613, Oklahoma City, OK 73116